[GREATER ATLANTIC FINANCIAL CORP. LOGO APPEARS HERE]


                        GREATER ATLANTIC FINANCIAL CORP.
                   SETS DATE OF SPECIAL SHAREHOLDERS' MEETING

Reston, Virginia; February 20, 2008. Greater Atlantic Financial Corp. ("GAFC") (Pink Sheets: "GAFC.PK") announced today that its Board of Directors has set March 25, 2008, as the date of its Special Meeting of Shareholders to vote on the Company's pending merger with Summit Financial Group, Inc. (NASDAQ: "SMMF").

The meeting will start at 10:00 a.m., local time, and will be held at the Crowne Plaza Tysons Corner, 1960 Chain Bridge Road, in McLean, Virginia. The voting record date is February 20, 2008, and shareholder proxy materials will be mailed on or about February 22, 2008.

Greater Atlantic Financial Corp. is the holding company for Greater Atlantic Bank, a federally-chartered savings bank. We offer traditional banking services to customers through our bank branches located throughout the greater Washington, DC metropolitan area. Greater Atlantic Financial Corp. had approximately $236 million in assets at December 31, 2007.

Summit Financial Group, Inc. has filed a registration statement containing a prospectus-proxy statement that will be sent to shareholders of Greater Atlantic Financial Corp. and other relevant documents concerning the proposed merger with the U.S. Securities and Exchange Commission (the "SEC"). WE URGE SHAREHOLDERS TO READ THE PROSPECTUS-PROXY STATEMENT TO BE SENT TO THEM, AND ANY OTHER RELEVANT DOCUMENTS FILED BY SUMMIT FINANCIAL GROUP, INC. AND GREATER ATLANTIC FINANCIAL CORP. WITH THE SEC BECAUSE THEY CONTAIN IMPORTANT INFORMATION.

Investors are able to obtain these documents free of charge at the SEC's web site (www.sec.gov). In addition, documents that Summit Financial Group, Inc. files with the SEC are available free of charge at its web site (www.summitfgi.com) and from the Investors Relations Department, Summit Financial Group, 300 North Main Street, Moorefield, West Virginia 26836. Documents that Greater Atlantic Financial Corp. files with the SEC are available free of charge at its web site (www.gab.com) and from the Corporate Secretary, Greater Atlantic Financial Corp., 10700 Parkridge Boulevard, Suite P50, Reston, Virginia 20191.

The directors, executive officers, and certain other members of management of Greater Atlantic Financial Corp. may be soliciting proxies in favor of the proposed merger from the shareholders of Greater Atlantic Financial Corp. For information about these directors, executive officers, and other members of management, shareholders are asked to refer to the most recent Form 10-K that Greater Atlantic Financial Corp. has filed, which is available on its web site or at the address provided in the preceding paragraph.

CONTACT:

Carroll E. Amos
President & CEO
GREATER ATLANTIC FINANCIAL CORP.
(703) 391-1300
www.gab.com